ETF OPPORTUNITIES TRUST 485BPOS

Exhibit (e)(5)

FOURTH AMENDMENT TO

ETF DISTRIBUTION AGREEMENT

This fourth amendment (“Amendment”) to the ETF distribution agreement (the “Agreement”) dated as of September 30, 2021 by ETF Opportunities Trust (the “Trust”) and Foreside Fund Services, LLC (together with the Trust, the “Parties”) is made effective as of December 20, 2022.

WHEREAS, the Parties desire to amend the Agreement to replace Exhibit A.

WHEREAS, Section 8(b) of the Agreement requires that all amendments andmodifications to the Agreement be in writing and executed by the Parties.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement.

2.	Exhibit A of the Agreement is hereby deleted in its entirety and replaced by Exhibit A attached hereto.

3.	Except as expressly amended hereby, all of the provisions of the Agreement shall remain unamended and in full force and effect to the same extent as if fully set forth herein.

4.	This Amendment shall be governed by, and the provisions of this Amendment shall be construed and interpreted under and in accordance with, the laws of the State of Delaware.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers.

ETF OPPORTUNITIES TRUST		FORESIDE FUND SERVICES, LLC

By:		By:
	David A. Bogaert, President		Teresa Cowan President
Date:	December 20, 2022	Date:	February 1, 2023

EXHIBIT A

American Conservative Values ETF

American Conservative Values Small-Cap ETF

Applied Finance Valuation Large Cap ETF

Formidable ETF

Formidable Small/Mid Cap ETF

Formidable Fortress ETF

Alpha Dog ETF

Kingsbarn Tactical Bond ETF

Kingsbarn Dividend Opportunity Fund

UBC Algorithmic Fundamentals ETF

UBC Algorithmic Income ETF

WealthTrust DBS Long Term Growth ETF

Cultivar ETF